Exhibit 99.1

Warrior Met Coal Reports Record-Setting Second Quarter 2022 Results
Achieves record quarterly Net Income of $297.0 million and all-time record Adjusted Net Income
Accomplishes all-time record Cash Flows and Adjusted EBITDA of $431.2 million
BROOKWOOD, AL - August 3, 2022 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2022. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.
Warrior reported net income for the second quarter of 2022 of $297.0 million, or $5.74 per diluted share, the Company's third consecutive quarter of record quarterly net income and earnings per share, in over three years. This compares to a net loss of $4.7 million, or $0.09 per diluted share, in the second quarter of 2021. Adjusted net income per share for the second quarter of 2022 was $5.87 per diluted share, an all-time record high, compared to adjusted net income per share of $0.25 per diluted share in the second quarter of 2021. The Company reported Adjusted EBITDA of $431.2 million in the second quarter of 2022, an all-time record quarterly high, compared to Adjusted EBITDA of $65.2 million in the second quarter of 2021.
“We continue to realize the benefits of our premium met coal assets and efficient business model, setting new quarterly records in a number of different financial metrics, including revenue, adjusted net income and cash flow from operations,” commented Walt Scheller, CEO of Warrior. “Our mining capabilities and assets, combined with our strategically accumulated inventory, enabled us to take advantage of the macro tailwinds this quarter, capturing strong demand from customers in what has been a high, albeit volatile, pricing environment. We are particularly proud of our ability to manage through shipment delays relating to port maintenance, the lack of available rail transportation and port congestion as well as the impact of significant inflation on costs to deliver these results.”
“With our business having shown the ability to take advantage of strong pricing cycles and also withstand turbulent economic periods with disciplined expense management, we are well-positioned, despite global headwinds, heading into the second half of the year.”

Operating Results
The Company produced 1.7 million short tons of met coal in the second quarter of 2022 compared to 1.2 million short tons in the second quarter of 2021. The tons of met coal produced in the second quarter of 2022 were the result of running two longwalls and five continuous miner units at Mine No. 7 and one longwall and three continuous miner units at Mine No. 4. Sales volume in the second quarter of 2022 was 1.5 million short tons compared to 1.8 million short tons in the second quarter of 2021. Inventory levels rose to 735 thousand short tons at the end of June 30, 2022 from the 601 thousand short tons at the end of March 31, 2022 primarily due to shipment delays resulting from port maintenance, lack of railcar availability and port congestion in the second quarter.
Additional Financial Results
Total revenues were $625.2 million for the second quarter of 2022, including $623.3 million in mining revenues, which consisted of met coal sales of 1.5 million short tons at an average net selling price of $403.95 per short ton, net of demurrage and other charges. This compares to total revenues of $227.4 million in the second quarter of 2021. The average net selling price of the Company's met coal increased 227% from $123.36 per short ton in the second quarter of 2021 to $403.95 per short ton in the second quarter of 2022. The year-over-year increase in revenues is primarily attributed to improved met coal pricing, partially offset by lower sales volume and higher demurrage and other charges.
Cost of sales for the second quarter of 2022 were $191.1 million compared to $152.8 million for the second quarter of 2021. Cash cost of sales (including mining, transportation and royalty costs) for the second quarter of 2022 were $189.8 million, or 30.5% of mining revenues, compared to $151.8 million, or 67.5% of mining revenues in the same period of 2021. Cash cost of sales (free-on-board port) per short ton increased to $123.03 in the second quarter of 2022 from $83.30 in the second quarter of 2021, reflecting a 227% increase in average net selling prices and its effect on Warrior's variable cost structure, primarily for wages, transportation and royalties, plus the impact of inflation. Transportation and royalty costs increased 140% in the second quarter of 2022 compared to the same period last year due to the higher met coal average net selling prices. Inflation accounted for an approximately $4 per short ton impact during the second quarter of 2022 due to increases in the costs of diesel, fluids, belt structure, roof bolts, cable, magnetite, rock dust and other supplies, plus labor and parts on repair and rebuilds.
Selling, general and administrative expenses for the second quarter of 2022 were $12.5 million, or 2.0% of total revenues and were higher than the same period last year driven by the acceleration of stock compensation expense for retirement eligible employees and a 40% higher stock price than last year. Depreciation and depletion expenses for the second quarter of 2022 were $30.4 million, or 4.9% of total revenues and were lower than the prior year comparable quarter due to lower sales volume. Warrior incurred net interest expense of $7.2 million during the second quarter of 2022, which was lower than the same quarter last year primarily due to a decrease in interest on our outstanding notes combined with an increase in interest income.
Business interruption expenses were $6.3 million and represent non-recurring expenses that are directly attributable to the ongoing labor strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $1.7 million and represent expenses incurred with reduced operations at Mine No. 4, such as electricity, insurance and maintenance labor.
Income tax expense was $68.4 million in the second quarter of 2022, which was higher than last year primarily as a result of the higher income before income taxes this quarter, which totaled $365.3 million.

This expense primarily reflects the utilization of net operating losses which resulted in no cash taxes paid during the second quarter of 2022.
Cash Flow and Liquidity
The Company generated record cash flows of $329.6 million from operating activities in the second quarter of 2022, compared to $68.7 million in the second quarter of 2021. Capital expenditures for the second quarter of 2022 were $79.4 million. Free cash flow was $250.2 million in the second quarter of 2022, an all-time record, and was $196.8 million better than the second quarter of 2021. The increase primarily reflects higher realized prices, partially offset by lower sales volume.
Net working capital, excluding cash, for the second quarter of 2022 increased by $66.8 million from the first quarter of 2022, primarily reflecting an increase in trade accounts receivables due to higher prices and the timing of sales, combined with an increase in inventories due to strong production and shipment delays.
Cash flows used in financing activities for the second quarter of 2022 were $35.9 million, primarily due to the payment of regular quarterly and special dividends of $29.0 million and principal repayments of financing lease obligations of $6.9 million.
The Company’s total liquidity as of June 30, 2022 was $768.1 million, a record high, consisting of cash and cash equivalents of $644.8 million and available liquidity under its existing Second Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”) of $123.3 million, which is net of outstanding letters of credit of $8.7 million.
Capital Allocation
On August 1, 2022, the board of directors declared a regular quarterly cash dividend of $0.06 per share, totaling approximately $3.1 million, which will be paid on August 18, 2022, to stockholders of record as of the close of business on August 11, 2022.
In addition, on August 1, 2022, the Board declared a special cash dividend (the "August 2022 Special Dividend") of $0.80 per share of Warrior's common stock, par value $0.01 per share, to be paid on August 29, 2022, to stockholders of record as of the close of business on August 22, 2022. This represents the second special dividend in 2022 as the Company continues to demonstrate its previously stated commitment to returning cash to stockholders while driving long-term growth with its investment in the development of its Blue Creek reserves.
Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Company's board of directors and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Company Outlook
Warrior updated its guidance for the full year 2022 as indicated below.

Coal sales	5.5 - 6.5 million short tons
Coal production	5.5 - 6.5 million short tons
Cash cost of sales (free-on-board port)	$115 - $125 per short ton
Capital expenditures	$185 - $200 million
Mine development costs	$30 - $40 million
Selling, general and administrative expenses	$48 - $52 million
Interest expense, net	$22 - $25 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%
Key factors that may affect outlook include:
•two planned longwall moves (Q3, Q4),
•HCC index pricing,
•exclusion of other non-recurring costs,
•new labor contract, and
•inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $75 - $80 million, including regulatory and gas requirements, and discretionary capital spending of $110 - $120 million for the 4 North portal construction, deposits on two new sets of longwall shields and the development of the Blue Creek project for which the Company has budgeted $45 million for 2022.
The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.
Conference Call
The Company will hold a conference call to discuss its second quarter 2022 results today, August 3, 2022, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on August 3, 2022 until 6:30 p.m. ET on August 12, 2022. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 6881242.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.
Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2022 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, the Company's ability to withstand economic instability, the development of the Blue Creek project, and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2021 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.
Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenues:
Sales	$623,288	$224,759	$1,005,721	$431,748
Other revenues	1,868	2,681	(1,913)	9,456
Total revenues	625,156	227,440	1,003,808	441,204
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	191,087	152,765	326,428	307,115
Cost of other revenues (exclusive of items shown separately below)	10,663	8,343	17,703	16,138
Depreciation and depletion	30,371	40,151	56,168	73,054
Selling, general and administrative	12,499	11,115	26,428	18,752
Business interruption	6,290	7,020	12,978	7,020
Idle mine	1,715	10,876	4,723	10,876
Total costs and expenses	252,625	230,270	444,428	432,955
Operating income (loss)	372,531	(2,830)	559,380	8,249
Interest expense, net	(7,183)	(8,477)	(15,005)	(17,170)
Other income (expense)	—	—	675	(109)
Income (loss) before income tax expense (benefit)	365,348	(11,307)	545,050	(9,030)
Income tax expense (benefit)	68,356	(6,626)	101,809	17,006
Net income (loss)	$296,992	$(4,681)	$443,241	$(26,036)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$5.75	$(0.09)	$8.59	$(0.51)
Net income (loss) per share—diluted	$5.74	$(0.09)	$8.58	$(0.51)
Weighted average number of shares outstanding—basic	51,646	51,449	51,591	51,362
Weighted average number of shares outstanding—diluted	51,740	51,449	51,678	51,362
Dividends per share:	$0.56	$0.05	$0.62	$0.10

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Tons sold	1,543	1,822	2,670	3,774
Tons produced	1,667	1,195	3,204	3,367
Average net selling price	$403.95	$123.36	$376.67	$114.40
Cash cost of sales (free-on-board port) per short ton(2)	$123.03	$83.30	$121.43	$80.89
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Cost of sales	$191,087	$152,765	$326,428	$307,115
Asset retirement obligation accretion	(494)	(432)	(987)	(865)
Stock compensation expense	(752)	(560)	(1,227)	(982)
Cash cost of sales (free-on-board port)(2)	$189,841	$151,773	$324,214	$305,268

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Net income (loss)	$296,992	$(4,681)	$443,241	$(26,036)
Interest expense, net	7,183	8,477	15,005	17,170
Income tax expense (benefit)	68,356	(6,626)	101,809	17,006
Depreciation and depletion	30,371	40,151	56,168	73,054
Asset retirement obligation accretion	899	805	1,766	1,610
Stock compensation expense	4,433	5,544	11,651	7,240
Other non-cash accretion	463	360	694	721
Mark-to-market loss on gas hedges	14,543	3,288	27,708	2,818
Business interruption	6,290	7,020	12,978	7,020
Idle mine	1,715	10,876	4,723	10,876
Other (income) expense	—	—	(675)	402
Adjusted EBITDA(3)	$431,245	$65,214	$675,068	$111,881
Adjusted EBITDA margin(4)	69.0%	28.7%	67.3%	25.4%
(3)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market loss on gas hedges, business interruption expenses, idle mine expenses and other (income) expense.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Net income (loss)	$296,992	$(4,681)	$443,241	$(26,036)
Alabama state income tax valuation allowance	—	—	—	24,965
Business interruption, net of tax	5,115	5,535	10,554	5,535
Idle mine, net of tax	1,395	8,576	3,841	8,576
Incremental stock compensation expense, net of tax	—	3,238	—	3,238
Other (income) expense, net of tax	—	—	(550)	284
Adjusted net income(5)	$303,502	$12,668	$457,086	$16,562

Weighted average number of shares outstanding—basic	51,646	51,449	51,591	51,362
Weighted average number of shares outstanding—diluted	51,740	51,577	51,678	51,487

Adjusted net income per share—basic	$5.88	$0.25	$8.86	$0.32
Adjusted net income per share—diluted	$5.87	$0.25	$8.84	$0.32
(5)    Adjusted net income is defined as net income (loss) net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other (income) expense, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES:
Net income (loss)	$296,992	$(4,681)	$443,241	$(26,036)
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	97,087	40,304	176,554	99,765
Changes in operating assets and liabilities:
Trade accounts receivable	(34,525)	10,962	(172,853)	18,139
Inventories	(29,499)	49,155	(68,945)	33,048
Prepaid expenses and other receivables	3,093	303	10,241	10,495
Accounts payable	(14,087)	(17,278)	(997)	(12,313)
Accrued expenses and other current liabilities	8,261	(10,712)	6,761	(16,175)
Other	2,264	625	5,724	6,977
Net cash provided by operating activities	329,586	68,678	399,726	113,900
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(68,174)	(14,172)	(78,702)	(23,651)
Mine development costs	(11,236)	(1,129)	(21,129)	(13,462)
Acquisition of leased mineral rights	(3,500)	—	(3,500)	—
Acquisition of Black Warrior Methane and Black Warrior Transmission, net of $2.8 million cash acquired	—	—	2,533	—
Proceeds from sale of property, plant and equipment	—	172	—	192
Net cash used in investing activities	(82,910)	(15,129)	(100,798)	(36,921)
FINANCING ACTIVITIES:
Net cash used in financing activities	(35,874)	(8,620)	(49,918)	(22,019)
Net increase in cash and cash equivalents	210,802	44,929	249,010	54,960
Cash and cash equivalents at beginning of period	434,047	221,947	395,839	211,916
Cash and cash equivalents at end of period	$644,849	$266,876	$644,849	$266,876

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$329,586	$68,678	$399,726	$113,900
Purchases of property, plant and equipment and mine development costs	(79,410)	(15,301)	(99,831)	(37,113)
Free cash flow(6)	$250,176	$53,377	$299,895	$76,787
Free cash flow conversion(7)	58.0%	81.8%	44.4%	68.6%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$644,849	$395,839
Short-term investments	8,512	8,505
Trade accounts receivable	295,003	122,150
Inventories, net	140,418	59,619
Prepaid expenses and other receivables	24,833	41,088
Total current assets	1,113,615	627,201
Mineral interests, net	92,490	93,180
Property, plant and equipment, net	654,645	603,412
Deferred income taxes	24,191	125,276
Other long-term assets	13,978	15,142
Total assets	$1,898,919	$1,464,211
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,876	$33,829
Accrued expenses	65,033	54,847
Short term financing lease liabilities	22,770	23,622
Other current liabilities	9,792	9,830
Total current liabilities	144,471	122,128
Long-term debt	340,356	339,806
Asset retirement obligations	69,769	65,536
Long term financing lease liabilities	18,251	28,434
Other long-term liabilities	35,015	36,324
Total liabilities	607,862	592,228
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 53,875,375 issued and 51,653,534 outstanding as of June 30, 2022; 53,659,643 issued and 51,437,802 outstanding as of December 31, 2021)	537	537
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2022 and December 31, 2021)	(50,576)	(50,576)
Additional paid in capital	263,991	256,059
Retained earnings	1,077,105	665,963
Total stockholders’ equity	1,291,057	871,983
Total liabilities and stockholders’ equity	$1,898,919	$1,464,211